Exhibit 10.39

LIMITED LIABILITY COMPANY AGREEMENT

of

NISHIKAWA STANDARD COMPANY LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is dated as of March 31, 2008, but effective as of January 1, 2008, by and among (i) NISHIKAWA OF AMERICA INC. (“NOA”), a Delaware corporation; (ii) NISHIKAWA RUBBER CO., LTD., a Japanese corporation (“Nishikawa Rubber”); (iii) NISCO HOLDING COMPANY (“CSA-NHC”), a Delaware corporation; (iv) COOPER-STANDARD AUTOMOTIVE INC., an Ohio corporation (“Cooper-Standard”); and (v) NISHIKAWA STANDARD COMPANY LLC, a Delaware limited liability company (the “Company”). NOA and CSA-NHC shall each be referred to herein as a “Member” and collectively as the “Members”. Capitalized terms used herein shall have the meaning ascribed to them in Article XVIII of this Agreement.

RECITALS

A. On October 9, 1986, the Nishikawa Rubber and The Standard Products Company, the predecessor to Cooper-Standard, and Standard Products (Canada) Limited, entered into a Formation Agreement (“Formation Agreement”) pursuant to which the Company was established.

B. On March 23, 1989, the Members entered into a partnership agreement (the “Original Partnership Agreement”) pursuant to which the Company was reorganized as a Delaware general partnership. Simultaneously therewith, the Members adopted the By-Laws of the Policy Committee (“By-Laws”).

C. On November 1, 1990, the Members entered into Amendment No. 1 to the Partnership Agreement. On December 7, 1992, the Members entered into a Supplemental Formation Agreement and Amendment No. 2 to Partnership Agreement. On April 15, 1998, the Members entered into Amendment No. 3 to the Partnership Agreement

D. The Members desire to amend, restate, consolidate and replace all of the following documents in their entirety: Formation Agreement, Original Partnership Agreement, By-Laws, Amendment No. 1 to Partnership Agreement, Supplemental Formation Agreement, Amendment No. 2 to Partnership Agreement and Amendment No. 3 to Partnership Agreement (collectively, the “Original Agreements”).

E. Simultaneously herewith, the Members have caused the Company to be converted to a Delaware limited liability company pursuant to the filing of the Certificate of Conversion and Certificate of Formation.

The parties, intending to be legally bound, agree as follows:

ARTICLE I

ORGANIZATION

1.1 Background. The Company is engaged in the business of the design, development, manufacture and marketing of such weather sealing products as the Members may from time to time agree (collectively, “Products”), for sale to Japanese transplant and domestic original equipment motor vehicle manufacturers (“OEMs”) where such Products are shipped to OEM assembly plants, primarily but not exclusively those located in the United States and Canada (“Business”).

1.2 Conversion to Limited Liability Company and Continuation of Business. The Members converted the Company from a Delaware general partnership to a Delaware limited liability company pursuant to the Act in accordance with the terms and conditions of the Certificate of Conversion and Certificate of Formation. The Members agree to continue the Business of the Company pursuant to the terms and conditions set forth in this Agreement which amends, restates, consolidates and replaces the terms and conditions of all the Original Agreements in their entirety.

1.3 Name. The name of the Company shall be Nishikawa Standard Company LLC.

1.4 Places of Business; Registered Agent and Office. The principal business offices of the Company are located at 39550 Orchard Hill Place, Novi, Michigan. The Company currently operates manufacturing facilities in Topeka, Indiana and Bremen, Indiana. The Company may add, move or close offices and other places of business as it shall from time to time deem necessary or advisable in accordance with this Agreement. The Management Committee shall select the registered agent and the location of the registered offices of the Company.

1.5 Term. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

ARTICLE II

PURPOSE OF COMPANY

The Company shall continue to (a) conduct the Business, and (b) engage in any and all acts, things, businesses and activities that are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing purpose. Subject to the terms of this Agreement, the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described in this Agreement, including, without limitation, the purchase and ownership of real and personal property and all acts in connection therewith.

ARTICLE III

BOOKS AND RECORDS; REPORTS AND ACCOUNTING

3.1 Books and Records.

(a) The Company shall make and keep books, records and accounts that accurately and fairly reflect in all material respects the assets, liabilities and operations of the Company. The Company shall also maintain a reasonable system of internal accounting controls that complies with applicable laws.

3.2 Fiscal Year; Accounting. The fiscal year of the Company shall be January 1 through December 31 (“Fiscal Year”). The accounting methods and principles to be followed by the Company shall be determined by the Management Committee but shall be maintained in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”).

3.3 Financial Statements. As soon as practicable after the close of each Fiscal Year, the Company shall cause to be furnished to the Members financial statements of the Company for such Fiscal Year prepared in accordance with GAAP (collectively, “Financial Statements”) The Financial Statements of the Company shall be audited as of the end of each Fiscal Year by an independent certified public accounting firm selected by the Management Committee. Each Member shall have the right, at its expense, to cause its internal or external auditors or other representatives at any time during normal business hours to examine, review, copy and/or audit all of the Financial Statements and books and records of the Company.

3.4 Interim Reports. The Company shall cause to be furnished to the Members unaudited Financial Statements of the Company for interim periods, forecasts for the remainder of the Fiscal Year and other information as may be reasonably requested by each Member.

3.5 Tax Election. The Management Committee may elect whether to make any available elections under the Code, including an election pursuant to section 734, 743 and/or 754 of the Code (or corresponding future provisions of law) to adjust the basis of the assets of the Company in the case of a transfer of all or any part of the Interest of any Member.

3.6 Tax Matters Partner. The Management Committee shall designate a Tax Matters Partner (“Tax Matters Partner”). The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred and for reasonable charges for services provided. The Tax Matters Partner agrees to promptly provide to the Members copies of any correspondence or other documents received from or sent to any federal, state, local or foreign tax authorities relating to any examination of the Company’s affairs. Each Member shall, at its own expense, be permitted to attend and participate in any discussions, negotiations, or proceedings in which the Tax Matters Partner is involved on behalf of the Company.

3.7 Insurance. The Company shall obtain and at all times maintain insurance coverage (including, without limitation, commercial general liability coverage) adequate for the Business, as required by applicable law and as otherwise reasonably requested by the Members with carriers, in amounts and on such terms as are usual and customary for businesses of the size and type of the Company’s Business.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Capital Contributions by the Members. The interests of the respective Members in the equity of the Company (their respective “Sharing Ratios”) are set forth on Schedule 4.1 attached to this Agreement. No interest shall accrue on any Capital Contribution and no Member shall have any right to be repaid any Capital Contribution except as provided in this Agreement.

4.2 Authorized Capital Contributions. The Members have authorized the Management Committee to increase the total authorized capital of the Company up to Fifty-One Million Two Hundred Thousand Dollars ($51,200,000) (“Authorized Capital”) at the times and in the amounts as the Management Committee deems appropriate. The Management Committee shall provide notice to each of the Members in writing at least thirty (30) days prior to the date on which the additional capital contributions are due. The capital call notice shall describe in reasonable detail the purposes and uses of the additional capital, the amounts of the additional capital required and the date by which payment of the additional capital is required. Each Member shall be obligated to make any additional capital contribution in addition to any unfulfilled capital contribution pro rata in accordance with that Member’s Sharing Ratio.

4.3 Additional Capital Contributions. The Members may, by unanimous written consent, determine that the total authorized capital of the Company shall be increased and/or authorize the Management Committee to call for additional capital contributions from the Members. The Members shall provide written notice to the Management Committee of any such action (“Notice of Authorized Capital”). Unless otherwise provided in the Notice of Authorized Capital, the Management Committee shall be authorized to call for additional capital contributions from the Members up to the amount provided in the Notice of Authorized Capital. The Management Committee shall provide notice to each of the Members in writing at least thirty (30) days prior to the date on which the additional capital contributions are due setting forth the amount of the additional capital required and the date by which payment of the additional capital is required. Each Member shall be obligated to make such additional capital contribution in addition to any unfulfilled capital contribution pro rata in accordance with that Member’s Sharing Ratio.

4.4 Failure to Contribute.

(a) Rights of Company. In the event a Member (“Refusing Member”) fails to make any capital contribution when required, the Company may, in addition to the other rights and remedies the Company may have under the Act or applicable law, take any enforcement action (including, the commencement and prosecution of court proceedings) against the Refusing Member as the other Member considers appropriate.

(b) Rights of Members. In the event a Refusing Member fails to make any additional Capital Contribution required pursuant to Sections 4.2 or 4.3 above (“Unpaid Contribution”), the other Member (who has made its additional Capital Contribution and any prior additional Capital Contributions) (“Electing Member”), shall have the right but not the obligation to elect to make the Unpaid Contribution of any Refusing Member. If the Electing Member makes the Unpaid Contribution of the Refusing Member, the Electing Member, at its option, may either convert the Unpaid Contribution into an increased Sharing Ratio for the Electing Member or treat the Unpaid Contribution as an extension of credit to the Refusing Member. An Electing Member may exercise its option by giving written notice to the Refusing Member of the Electing Member’s intent to contribute the Unpaid Contribution and to either convert the Unpaid Contribution into an increased Sharing Ratio (“Notice of Intent to Convert”) or treat the Unpaid Contribution as an extension of credit to the Refusing Member (“Notice of Extension of Credit”).

(i) Right to Convert Unpaid Capital Contribution into Increased Sharing Ratio. Upon receipt by the Refusing Member of Notice of Intent to Convert and effective as of the date the Electing Member contributes the Unpaid Contribution to the Company, the Refusing Member’s Sharing Ratio shall be reduced and the Electing Member’s Sharing Ratio shall be increased, so that each Member’s Sharing Ratio is equal to a fraction, the numerator of which is that Member’s total Capital Contributions (which shall include all Capital Contributions, all additional Capital Contributions and any portion of the Unpaid Contribution paid by that Member) and the denominator of which is the total Capital Contributions of both Members. The Management Committee shall amend Schedule 4.1 accordingly.

(ii) Right to Treat Unpaid Contribution as Extension of Credit. Upon receipt by the Refusing Member of a Notice of Extension of Credit and effective as of the date the Electing Member contributes the Unpaid Contribution to the Company, the Unpaid Contribution made by the Electing Member shall be treated as an extension of credit to the Refusing Member, payable on demand, with interest accruing thereon at a per annum rate equal to two (2) percentage points over the Prime Rate until paid (“Shortfall Loan”). In the event a Refusing Member becomes entitled to a distribution from the Company for any reason other than a distribution pursuant to Section 5.2 below while any portion of the Shortfall Loan remains unsatisfied, the distribution shall be applied to the Shortfall Loan as provided in Section 5.7 below.

4.5 Capital Accounts. The Company shall maintain separate Capital Accounts for each Member. Each Member’s Capital Account shall reflect the Member’s capital contributions, and increases for the Member’s share of any net income or gain of the Company. Each Member’s Capital Account shall also reflect decreases for distributions made to the Member, and the Member’s share of any losses and deductions of the Company.

4.6 Member Loans. If the majority of the Management Committee determines that funds are needed by the Company in addition to the Capital Contributions unanimously agreed upon by the Members, either Member may, but shall not be obligated to, loan any additional funds to the Company as may be reasonably necessary for the continued operation of the Business of the Company (“Member Loans”). All Member Loans shall be evidenced by a promissory note executed by or on behalf of the Company which shall contain such commercially reasonable terms and conditions as may be agreed to by the Member making the Member Loan and the Management Committee. Except for the distributions referenced in Section 5.2 below, the amount of principal and interest payable on Member Loans shall be paid to the Members that have made Member Loans to the Company pro rata based upon the respective principal balances of the Member Loans outstanding prior to any distribution of available funds to the Members pursuant to Article V being made.

4.7 Loans by Financial Institutions. Upon the consent of the Management Committee, the Company may borrow funds from banks or other financial institutions. It is the intention of the Members to avoid guarantees of the Company’s debt by the Parent Companies..

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Except as otherwise provided in this Article V or Article XIII, all distributions shall be made to the Members in accordance with their Sharing Ratios. Distributions shall be in cash or property or partially in both, as determined by the Management Committee.

5.2 Restrictions on Distributions. No distribution shall be declared or made if, after giving it effect: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company’s total assets would be less than the sum of its total liabilities (calculated without regard to Member Loans.

ARTICLE VI

ALLOCATIONS

Profits and Losses of the Company shall be allocated among the Members in accordance with their respective Sharing Ratios except as may be required by the Code, the Regulations or this Agreement.

ARTICLE VII

MEMBERS

7.1 Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, the following actions of the Company may be taken only upon the affirmative vote of both of the Members:

(a) amendment or restatement of the Certificate of Formation or this Agreement;

(b) the admission of a new member, except in strict compliance with the terms of this Agreement;

(c) reorganization, recapitalization, merger or consolidation involving the Company or the entering into of any joint venture involving the Company;

(d) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company;

(e) the authorization of an increase in the total Authorized Capital of the Company;

(f) the dissolution or liquidation of the Company or the taking of any action that would make it impossible for the Company to continue in the ordinary course of business;

(g) the taking any act that would contravene the Certification of Formation, this Agreement or the Act; or

(h) the taking of any other action that this Agreement specifically requires to be unanimously agreed upon by the Members.

7.2 Member Meetings.

(a) Meetings. There shall be no required annual meeting of the Members. Any Member or the Chair of the Management Committee may call a special meeting of the Members by giving the notice specified in Section 7.2(e) below.

(b) Participation. Members may participate in a meeting of the Members by conference video or telephone or similar communications equipment.

(c) Written Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting upon the written consent of both Members.

(d) Notice. Written notice of each special meeting of the Members will be given to each Member at least five (5) business days before the meeting and will identify the items of business to be conducted at the meeting.

7.3 No Duty of Members; Limitation of Liability.

(a) Competition with Company and other Members. No Member has any duty by reason of its being a Member in the Company to refrain from competing with, or participating in transactions or other activities having an effect on, the Company or the other Member, except: (i) with respect to sales to existing customers of the Company of specific Products being sold by the Company to such customers, and (ii) to refrain from conduct constituting an unwaivable breach of the covenant of good faith and fair dealing implied by law.

(b) Limitations of Liability. In carrying out its duties under this Agreement, no Member shall be liable to the Company, or to the other Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors in judgment, but shall be liable for grossly negligent or reckless conduct, intentional misconduct, knowing violation of law, and acts or omissions that constitute an unwaivable breach of the covenant of good faith and fair dealing implied by law.

7.4 Other Business Interests of Members. The Members may have other business interests and may engage in other activities in addition to those conducted by the Company. This Agreement does not create any agency relationship between the Members and/or the Company with respect to any other ventures or activities of a Member.

7.5 Representations and Warranties. Each Member represents and warrants to the other Member and the Company that (a) this Agreement constitutes the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with its terms, (b) the Member has the absolute unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, (c) the Member and its Related Companies own or otherwise have acquired all rights in their Intellectual Property necessary to fulfill their obligations, and to grant the Company and the other Member the rights set forth in this Agreement.

7.6 Compensation of Members. Excepted as may be specifically agreed by both Members, or as otherwise provided in this Agreement, no Member shall receive any compensation for services rendered to the Company.

7.7 Wrongful Withdrawal. No Member may withdraw or resign from the Company without the written consent of the other Member. The voluntary or involuntary dissolution and liquidation of a Member shall be considered a withdrawal or resignation.

7.8 Deadlock. If any matter requiring the consent of the Members under Section 7.1 shall be presented by one Member to the other Member and not receive the necessary approval of the Members, then the Chair of the Management Committee, at the request of one or both Members in writing, shall promptly declare a deadlock (“Deadlock”). The parties shall attempt to resolve the Deadlock in accordance with Section 7.9 below. If the parties are unable to resolve the Deadlock in accordance with Section 7.9 below, the matter shall be deemed not to have been approved by the Members.

7.9 Dispute Resolution Procedures – Member Deadlock. In the event of any Deadlock, the subject matter of the Deadlock, shall be referred to the chief executive officer of the Parent Company of each Member. The chief executive officers will promptly meet, consult and negotiate in good faith to resolve the Deadlock. If they are unable to agree within twenty (20) business days of the date a Deadlock is declared, any Member shall be free to exercise the remedies available to it under Article XV.

7.10 Cooperation Between Members. Subject to the terms of this Agreement, it is the Members’ intention to jointly cooperate in a spirit of friendship and unity to improve and expand the Company. This mutual cooperation relates to all aspects of the Company’s operations, including technology, research and development, sales, production, purchasing, finance and administration.

(a) Purchases from Members. The Company shall be a participant in the Members’ worldwide purchasing groups and shall be entitled to receive the full benefit of any price reduction in machinery, tooling, raw materials or other products which may result from such joint/group purchasing efforts, and to receive the direct benefit from specially bargained volume discounts for computer hardware and software.

7.11 Transfer of Member Employees to the Company.

(a) The Members may transfer one or more of their employees to the Company as may be necessary to the operations of the Company in accordance with guidelines established by the Management Committee.

(b) The Company shall be responsible for the normal costs of compensation, such as base salary, fringe benefits and bonuses, with respect to employees who are transferred to the Company pursuant to Section 7.12(a). The Company shall also be responsible for such additional expenses associated with such employees as may be approved by the Management Committee.

7.12 Compensation of Members for Design, Development and other Assistance.

(a) When either Member is required to provide design and/or development assistance with respect to products to be manufactured by the Company, such Member shall be compensated for such assistance and related expenses through a royalty or other arrangement as may be agreed between such Member and the Company.

(b) When either Member is required to provide substantial assistance on matters other than those specifically described in Section 7.12(a), such Member may be compensated for such assistance and related expenses through such arrangement as may be agreed between such Member and the Company.

ARTICLE VIII

MANAGEMENT

8.1 Management Committee.

(a) Managers. The business and affairs of the Company will be managed exclusively by or under the direction of a management committee (“Management Committee”) consisting of six (6) individuals (each a “Manager” and collectively, “Managers”) appointed by the Members as follows: (i) three (3) Managers will be appointed by NOA; and (ii) three (3) Managers will be appointed by CSA-NHC. Except for the right to appoint a delegate in Section 8.2(f) below and for the delegation of authority to Officers provided in Section 8.8 below, no Manager may delegate his or her rights and powers to manage and control the business and affairs of the Company. No Member may remove or replace a Manager appointed by the other Member. By written notice to the other Member and Managers, a Member may in its sole discretion remove and replace with or without cause one or more of its appointed Managers with other individuals. A Manager may be an officer or employee of a Member or of a Related Company of a Member. Each Manager will serve on the Management Committee until his or her successor is appointed or until his or her earlier death, resignation or removal by the Member that appoints such Manager.

(b) Compensation. Each Member will pay the compensation and expenses of the Managers it appoints, unless otherwise specifically agreed by both Members or as otherwise provided in this Agreement.

(c) Signing on Behalf of the Company. The signature of the Chair of the Management Committee, the President or any Manager or other individual to whom the Management Committee has delegated appropriate authority is sufficient to constitute execution of a document on behalf of the Company. A copy or extract of this Agreement may be shown to the relevant parties in order to confirm such authority.

(d) No Authority of Members to Act on Behalf of the Company. Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of, or bind the Company in any way other than through its representatives (acting as such) on the Management Committee.

8.2 Management Committee Meetings.

(a) Meetings. The Management Committee will hold regular meetings at the times and places as it determines. Any Manager or the Chair may call a special meeting of the Management Committee by giving the notice specified in Section 8.2(g) below. The Chair will preside at all meetings of the Management Committee.

(b) Participation. Managers may participate in a meeting of the Management Committee by conference video or telephone or similar communications equipment.

(c) Written Consent. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting upon the written consent of the number of Managers otherwise required to approve such matter at a Management Committee meeting at which all Managers were present.

(d) Delegation. Each Manager has the right to appoint, by written notice to the other Managers, any individual as his or her delegate. That delegate may attend meetings of the Management Committee on his or her behalf and exercise all of the Manager’s authority for all purposes until the appointment is revoked.

(e) Notice. Written notice of each special meeting of the Management Committee will be given to each Manager at least five (5) business days before the meeting and will identify the items of business to be conducted at the meeting.

8.3 Voting of Managers; Quorum.

(a) Generally. Each Manager will have one (1) vote. All actions by the Management Committee will require the approval of at least four (4) of the Managers present at a meeting at which a quorum exists.

(b) Quorum. Four (4) Managers will constitute a quorum for the transaction of business, unless (A) a duly called meeting is adjourned because (1) none of the Managers appointed by a Member attends that meeting and (2) none of the Managers appointed by that

Member attends a meeting duly called as to the same items of business of the adjourned meeting within thirty (30) days after the adjournment of that first meeting and (B) notice of both meetings complied with Section 8.2(f). In that event, three (3) Managers will constitute a quorum for the transaction of business at such adjourned meeting.

8.4 Powers of the Management Committee. Except as otherwise provided in this Agreement, the Certificate of Formation or the Act, the Management Committee shall have full, exclusive and complete power and authority to manage and control the business and affairs of the Company. The powers and authority of the Management Committee shall include, without limitation, the power and authority to:

(a) convert the Company to another form of legal entity;

(b) make any material change in accounting or tax policies of the Company or change of the independent certified public accounting firm retained by the Company;

(c) sell, transfer, exchange, lease, assign, mortgage, pledge, or make other dispositions of assets (tangible or intangible) of the Company outside of the ordinary course of business of the Company;

(d) enter into or amend the terms of any transaction or series of transactions between the Company, on the one hand, and any Member, any Related Company of a Member, any Manager or any Affiliate of any of the foregoing, on the other hand;

(e) obtain loans from banks or other financial institutions;

(f) obtain Member Loans made in accordance with Section 4.6 above;

(g) subject to the provisions of Sections 8.5 and 8.6, remove the Chair of the Management Committee and/or the President of the Company; and

(h) take action other than in accordance with the purposes of the Company as set forth in Section 2.1 above.

Decisions of the Management Committee within the scope of its authority shall be binding upon the Company and each Member.

8.5 Chairperson of the Management Committee. The chairperson of the Management Committee (“Chair”) will preside at all meetings of the Management Committee and shall see that all orders and resolutions of the Management Committee are carried into effect. Each Member has the right to designate the Chair for alternating five (5) year periods. The current Chair is James S. McElya, who was appointed by CSA-NHC for a term which shall expire December 31, 2012. By written notice to the other Member, the Member who appointed the Chair may in its sole discretion remove and replace the Chair. The appointment of any successor or replacement Chair by a Member is subject to the consent of the other Member, which consent shall not unreasonably be withheld. The Chair will serve until his or her successor is appointed or until his or her earlier death, resignation or removal.

8.6 President. The president (“President”) of the Company shall have the general powers of supervision and management of the day-to-day operations of the Company, subject to this Agreement and the resolutions and direction of the Management Committee. The President will keep the Management Committee reasonably informed of his or her actions. Each Member has the right to designate the President for alternating five (5) year periods. The current President is Keiji Kyomoto, who was appointed by NOA for a term which shall expire December 31, 2012. By written notice to the other Member, the Member who appointed the President may in its sole discretion remove and replace the President. The appointment of any successor or replacement President by a Member is subject to the consent of the other Member, which consent shall not unreasonably be withheld. The President will serve until his or her successor is appointed or until his or her earlier death, resignation or removal.

8.7 Other Officers and Employees.

(a) Officers. The Management Committee will have discretion to appoint other officers and grant them authority to act. An officer may also be an officer or employee of one of the Members or of a Related Company of a Member.

(b) Appointment. All appointments of officers will be made by the Management Committee based on the most qualified candidate for the office regardless of whether that individual is or was employed by a Member or any Related Company of a Member.

(c) Term. Each officer will hold office until his or her successor is appointed or until his or her resignation, removal or death. Any officer may be removed with or without cause at any time by the Management Committee.

8.8 Compensation. The compensation of the Chair, the President and any other officers of the Company shall be fixed by the Management Committee.

8.9 Dispute Resolution Procedures – Business Dispute.

(a) Business Dispute. If the Management Committee has disagreed regarding any action when properly submitted to it for a vote (a “Business Dispute”), then the Managers will consult and negotiate with each other in good faith to find a mutually agreeable solution. If the Managers do not reach a solution within ten (10) business days from the date the disagreement occurred they shall promptly advise the Members, then either Member may give written notice (a “Dispute Notice”) to the other Member initiating the procedures under this Section 8.9.

(b) Consideration by Member Executives. Within five (5) business days after the giving of the Dispute Notice, the Business Dispute will be referred by the Committee Managers to the chief executive officer of each Member’s Parent Company. The chief executive officers will meet, consult and negotiate with each other in good faith. If they are unable to agree within twenty (20) business days of the date of the Dispute Notice, then they will adjourn such attempts for a further period of five (5) business days during which no meeting will be held. On the first business day following such period, the chief executive officers of the Members will meet again in an effort to resolve the Business Dispute. If the chief executive officers are unable to resolve the Business Dispute within forty-eight (48) hours after the time at which their last meeting occurred, the matter shall be deemed not to have been approved by the Management Committee.

8.10 Exculpation. No Manager or officer will be personally liable to the Company, any Member or any other Person for monetary damages for any act or omission, taken or omitted to be taken in his or her capacity as Manager or officer of the Company except (a) for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (b) for any transaction for which the Manager or officer received a personal benefit in violation or breach of any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

The Company will indemnify, defend and hold harmless each Manager and officer (each, a “Company Indemnified Person”) in connection with the management of the Company or any entity in which the Company has an interest to the fullest extent permitted under the Act and applicable law; provided, however, that the foregoing obligations will not apply to the extent that the act or omission of the Company Indemnified Person involved either (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any transaction for which the Company Indemnified Person received a personal benefit in violation or breach of any provision of this Agreement.

ARTICLE X

INTELLECTUAL PROPERTY

10.1 NOA Intellectual Property. NOA Related Companies own and shall retain all rights, title and interests in all NOA Intellectual Property.

10.2 CSA-NHC Intellectual Property. CSA-NHC Related Companies own and shall retain all rights, title and interests in all CSA-NHC Intellectual Property.

10.3 Jointly Developed Intellectual Property. The Company owns and shall retain all rights, title and interests in all Jointly Developed Intellectual Property, and all Improvements, modifications, enhancements, and derivative works thereof made during the term of the Original Agreements and/or this Agreement by the Company, the Members and/or the Company and Members jointly.

10.4 Ownership of Non-Jointly Developed Intellectual Property on Transfer of Interest. In the event a Member Transfers all of its Interest in the Company to the other Member or a third party, then, notwithstanding anything in this Agreement to the contrary, the selling Member and its Related Companies will grant the other Member and the Company a royalty-bearing, non-exclusive, non-transferable license of the selling Member’s and its Related Companies’ Intellectual Property (only to the extent that the Intellectual Property exists as of the closing of the Transfer of the Interest) on commercially reasonable terms, including, without limitation, a commercially reasonable royalty, warranties, disclaimers of warranties, indemnification and limitation of liabilities with respect to the Intellectual Property, and a reasonable license scope consistent with the terms of this Agreement so as to permit the Business of the Company as conducted as of the date of the closing of the Transfer of the Interest to continue without interruption.

10.5 Ownership Of Jointly Developed Intellectual Property Upon Dissolution. Subject to the terms and conditions set forth in this Agreement, upon dissolution of the Company:

(a) Joint Ownership. Each Member shall jointly own, have and retain all rights, title and interest in and to all Jointly Developed Intellectual Property. Each Member shall be deemed joint authors and/or inventors of all Jointly Developed Intellectual Property. To the extent that, by operation of law or otherwise, the Members are not considered joint authors and/or inventors, each Member hereby irrevocably assigns all of its rights, title and interest in and to the Jointly Developed Intellectual Property to the Members jointly.

(b) Use. Subject to the terms and conditions set forth in this Agreement, each Member may fully exercise its rights in the Jointly Developed Intellectual Property, except that: (i) no Member may grant any exclusive license to the Jointly Developed Intellectual Property to a third party; (ii) each Member shall comply with the applicable confidentiality provisions of this Agreement; and (iii) any assignment, transfer or conveyance by a Member of any rights in Jointly Developed Intellectual Property shall be made expressly subject to the terms and conditions of this Agreement.

(c) Action by Members. If at any time after the dissolution of the Company, either Member believes a third party is infringing, or is threatening to infringe, any right in the Jointly Developed Intellectual Property, Improvements thereto and/or any elements thereof, then either or both Members may initiate and maintain an action against the third party to cease its infringement, or threatened infringement, and to recover any and all damages, costs, and expenses arising out of the third party’s infringement or threatened infringement.

10.6 Intellectual Property License

(a) NOA hereby grants to Company, for the term of this Agreement, a royalty-free license, with no right to sublicense, in and to the NOA Intellectual Property necessary or desirable to conduct the business of the Company as set forth herein. NOA agrees that Company shall be NOA’s sole licensee with respect to the Territory.

(b) CSA-NHC hereby grants to Company, for the term of this Agreement, a royalty-free license, with no right to sublicense, in and to the CSA-NHC Intellectual Property necessary or desirable to conduct the business of the Company as set forth herein. CSA-NHC agrees that Company shall be CSA-NHC’s sole licensee with respect to the Territory.

10.7 Protection of Intellectual Property.

(a) NOA Intellectual Property. During the term of this Agreement, NOA shall maintain, and/or cause its Related Companies to maintain, their NOA Intellectual Property used by the Company at NOA’s expense. After dissolution of the Company or upon the sale of NOA’s entire Interest in the Company, NOA shall have no obligation to maintain, or cause its Related Companies to maintain, their NOA Intellectual Property.

(b) CSA-NHC Intellectual Property. During the term of this Agreement, CSA-NHC shall maintain, and/or cause its Related Companies to maintain, their CSA-NHC Intellectual Property at CSA-NHC’s expense. After dissolution of the Company or upon the sale of CSA-NHC’s entire Interest in the Company, CSA-NHC shall have no obligation to maintain, or cause its Related Companies to maintain, their CSA-NHC Intellectual Property.

(c) Jointly Developed Intellectual Property. The Company shall determine whether to apply for patent or other intellectual property protection of Jointly Developed Intellectual Property and in which countries to do so.

10.8 Infringement Claims.

(a) Infringement of Third Party Intellectual Property Rights. During the term of this Agreement, the Members will endeavor to ascertain that no third party’s intellectual property rights are being infringed. If any Member determines that there is an actual or arguable infringement of a third party’s intellectual property rights, it shall promptly notify the other Member. The Members shall consult as to how to overcome or avoid such infringement.

(b) Action by the Company. If at any time during the term of this Agreement, the Company or either Member believes a third party is infringing, or is threatening to infringe, any Intellectual Property right applicable to the Products, Jointly Developed Intellectual Property, Improvements thereto and/or any elements thereof, then the Company shall have the exclusive right, but shall not be obligated to initiate and maintain, at its sole expense, an action against the third party to cease its infringement, or threatened infringement, and to recover any and all damages, costs, and expenses arising out of the third party’s infringement or threatened infringement. The Members and their Related Companies will, at the Company’s request and sole expense, provide all reasonably necessary information, documents, materials and/or other cooperation in the prosecution of any infringement action related to the Jointly Developed Intellectual Property.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidentiality. Each Member agrees that it will keep all Confidential Information of the Company, the other Members, and/or the Related Companies strictly confidential and that it will not disclose or use such Confidential Information except as permitted under this Agreement; provided, however, that each Member may disclose the Confidential Information if the disclosure is required pursuant to governmental or judicial process or in order to comply with applicable stock exchange rules or applicable law, in which case the receiving Member shall provide prompt written notice, to the extent legally permissible, to the Company, the other Member and/or the Related Companies, as applicable.

11.2 Scope of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean all confidential and proprietary information and materials of the Company, a Member and a Member’s Related Companies, including without limitation information not known generally to the public related to Intellectual Property, Jointly Developed Intellectual Property, NOA Intellectual Property, CSA-NHC Intellectual Property,

products, pricing strategies, employees, suppliers, customers, pricing and financial matters, regardless of the form in which such information is obtained. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that any Member demonstrates (a) is or becomes generally publicly available through no fault of the receiving Member or any of its employees or contractors; (b) was known to the receiving Member on a non-confidential basis at the time of disclosure or receipt, as evidenced by written records; (c) is independently developed by the receiving Member independently of its access to or use of the disclosing Member’s Confidential Information; (d) is rightfully received by the receiving Member on a non-confidential basis from a third party without any breach of any obligation of confidentiality owed to the disclosing Member; and/or (e) is expressly approved for public release by written authorization by the disclosing Member.

ARTICLE XII

DISPOSITIONS OF MEMBERSHIP INTEREST

12.1 Transfers.

(a) Nontransferability. No Member shall have the right to transfer its Interest in the Company, in whole or in part, without complying with the provisions of this Article, and any attempted assignment shall be ineffective to transfer such Interest.

(b) Permitted Transferees. Except as otherwise provided in this Agreement or in the Act to the contrary, each Member may at any time, without the consent of the other Member, Transfer all, but not less than all, of its Interest in the Company only to the following permitted transferees (“Permitted Transferee”): (i) any wholly-owned subsidiary (direct or indirect) of the Member or its Parent Company; or (ii) any Person that acquires, whether by purchase, merger, operation of law or otherwise (A) more than 50% of the equity capital of such Member or its Parent Company, (B) all or substantially all of the assets of such Member or its Parent Company, or (C) all or substantially all of the weather sealing business owned directly or indirectly by such Member or its Parent Company (whether by merger, stock purchase, asset purchase or otherwise), subject to the limitations set forth in Section 12.1(c). Upon a Transfer to the Permitted Transferee, the Permitted Transferee automatically shall become a substitute Member without any action by the Company or the other Member.

(c) Proposed Transfer to a Significant Competitor. If a Member, its Parent Company and/or any of the Member’s or Parent’s Related Companies to which the Business relates intends to enter into a transaction covered by clause (ii) of Section 12.1(b) with a Significant Competitor (as defined below), by operation of law or otherwise, the other Member, or the other Member’s Parent, shall have the right to purchase all, but not less than all, of the transferring Member’s Interest in the Company. For purposes of this Agreement, the term “Significant Competitor” shall mean any Person that: (i) is engaged in any business and/or venture relating primarily to weather sealing products that competes, directly or indirectly, with any business and/or venture relating primarily to weather sealing products (existing at the time of the offer or proposal from the Significant Competitor) of the non-transferring Member, the non-transferring Member’s Parent Company and/or any Related Company of the non-transferring Member (“Competitive Business”); and (ii) whose total revenues from the sale of products relating to weather sealing in its most recent fiscal year exceeded $100 Million. The transferring

Member shall deliver written notice to the other Member stating (i) its intent to enter into a transaction covered by this Section 12.1(c) with a Significant Competitor, (ii) the identity of the Significant Competitor, and (iii) the consideration and material terms and conditions pertaining to the transaction. The non-transferring Member will have 30 days from the date of its receipt of such notice in which to notify the transferring Member of its, or its Parent’s, desire to purchase the transferring Member’s Interest. The purchase price for the transferring Member’s Interest under this Section 12.1(c) shall be the lesser amount of either (i) the Fair Market Value of the Member’s Interest, determined pursuant to Section 12.4, or (ii) provided the offer from the Significant Competitor specifies a purchase price attributable to such Member’s Interest, the amount of the purchase price in the offer from the Significant Competitor that is attributable to the Company, subject to any terms of the offer upon which such purchase price is based.

12.2 Right of First Refusal.

(a) Mandatory Offer. If either Member (“Offeror”) desires to Transfer all or any part of its Interest to a third party other than (subject to Section 12.3) a Permitted Transferee, the Offeror shall first offer in writing to sell such Interest (the “Subject Interest”) to the other Member (“Offeree”) on the same terms and conditions as offered to the third party. Such written offer to Offeree shall include a statement of intention to Transfer, the name and address of the prospective transferee, the portion of the Offeror’s Interest in the Company involved, the purchase price and all of the terms and conditions of the Transfer.

(b) Acceptance of Offer. Within sixty (60) days after the delivery of the written offer to Offeree under Section 12.2(a) above, the Offeree may elect, by written notice to the Offeror (the “Option Notice”), to purchase all, but not less than all, of the Subject Interest on the terms and conditions of the Offeror’s proposed Transfer.

(c) Third Party Transfer. If the offer to Offeree under Section 12.2(a) is not accepted by the Offeree in accordance with Section 12.2(b), the Offeror shall be free to sell the Subject Interest to the proposed third party transferee, provided the sale is (1) on the same terms offered to the Offeree, and (2) closed within 60 days after the Offeree’s option to purchase has expired.

12.3 Other Rights to Purchase. In the event of: (a) the Bankruptcy of a Member or the Parent Company of a Member, or (b) the proposal by a Member that the Company be dissolved (any of the above a “Triggering Event”), then the Interest of such Member shall be deemed to be offered for sale to the other Member (the “Offeree”), subject to the provisions of Section 12.2, pursuant to an Option Notice provided as of the date the Offeree learned of the Triggering Event, except that the purchase price pertaining to such offer shall be the Fair Market Value of such Interest as of the date of the Option Notice as determined pursuant to Section 12.4, and the Offeree shall have thirty (30) days following the determination of such value within which to make its election under Section 12.2(b).

12.4 Fair Market Value. If the Members are unable to agree on the Fair Market Value of the Subject Interest within sixty (60) days after the date of the Option Notice (“Negotiation Period”), the Fair Market Value of the Subject Interest shall be determined as follows:

(a) Within thirty (30) days after the end of the Negotiation Period (“Initial Determination Period”), the Members shall agree upon a professional appraiser who is qualified by experience and ability to appraise the Subject Interest (a “Qualified Appraiser”); provided, however, if the Members cannot agree upon a Qualified Appraiser within such period, either Member may petition the American Arbitration Association to select the Qualified Appraiser.

(b) The Fair Market Value of the Subject Interest shall be determined viewing the Company as a going concern and taking into account all relevant matters as appropriate under applicable appraisal standards and practices. The determination of the Fair Market Value of the Company shall be binding on each Member as an arbitration award and a judgment of a court of competent jurisdiction may be entered thereon. Each Member shall bear one-half (1/2) of the cost of the appraisal prepared by the Qualified Appraiser.

12.5 Closing of Interest Purchase. The purchase and sale of the Subject Interest hereunder shall occur on a date reasonably determined by mutual agreement of the Members, but in no event shall it be later than sixty (60) days after delivery of the Option Notice. The closing will be held during normal business hours at the Company’s principal business office, or at another place as may be agreed upon by the parties. At the closing, (i) the purchasing Member or its designee will purchase the selling Member’s Interest in the Company, free and clear of all liens, claims and other encumbrances, for cash in the amount of the purchase price, (ii) the parties will execute and deliver all documents and instruments and take any and all other acts necessary, convenient or expedient to fully and completely transfer the selling Member’s Interest in the Company to the purchasing Member or its designee, (iii) the Company shall repay all Member Loans from the Company to the selling Member or its Affiliates (together with accrued interest); (iv) the selling Member shall repay or cause to be repaid to the Company all loans and indebtedness in the nature of borrowings owing to the Company or the other Member by the selling Member or its Related Companies, if any, and (v) the Company and the other Member shall use commercially reasonable efforts to cause the selling Member’s Parent Company to be released from any guaranty given by such selling Member’s Parent Company for Company debt; provided, that in the event the selling Member’s Parent Company is not released from any such guaranty, the Company and the purchasing Member will indemnify, defend and hold harmless the selling Member’s Parent Company for any losses as a result of any such guaranty remaining in effect.

ARTICLE XIII

DISSOLUTION AND WINDING UP

13.1 Dissolution. The Company shall dissolve and its affairs shall be wound up upon the occurrence of any of the following events: (a) the written consent of both Members; or (b) the sale, exchange or other disposition of all or substantially all of the assets of the Company. Upon dissolution, the Company shall cease carrying on its business and affairs and complete the winding up process as soon as reasonably practicable, which activities shall be conducted by the Management Committee.

13.2 Settlement of Accounts. Upon the winding up of the Company, the assets of the Company shall be liquidated and distributed (to the extent permitted by applicable law) as follows:

(a) First, to creditors, other than Members who are creditors, whether by payment or making of reasonable provision for payment thereof.

(b) Second, to setting up reserves which the Management Committee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company to creditors other than Members.

(c) Third, to Members who are creditors, including Members who have extended to the Company Member Loans, in the order of priority as set forth in Section 5.6 of this Agreement.

(d) Fourth, subject to the provisions of Section 5.7 above, to the Members with positive Capital Account balances immediately prior to the liquidating distribution, to the extent of, and in proportion to, such positive Capital Account balances immediately prior to the liquidating distribution and after taking into account all Capital Account adjustments for the Company’s Fiscal Year during which the liquidation occurs.

(e) Fifth, to the Members pro rata based on their Sharing Ratios.

13.3 Deficit Capital Account. Except as otherwise provided by law, no Member shall be obligated to restore a negative Capital Account balance.

13.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid, satisfied, compromised or otherwise discharged, or adequate provisions have been made therefore, and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed as permitted by the Act.

ARTICLE XIV

SURVIVAL

The obligations contained in Articles X, XI and XIII shall survive the termination of the Company. In addition, the termination of Company shall not affect the rights or obligations of any party arising prior to or at the time of the termination of this Agreement, or which may arise by any event causing the termination of this Agreement.

ARTICLE XV

DISPUTE RESOLUTION

15.1 Mediation. In the event of a dispute which the Members are unable to resolve through negotiation, the Members agree to submit the dispute to mediation in accordance with the then-current rules of the American Arbitration Association (“AAA”). The Members will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA if they have been unable to agree upon such appointment within 10 days from the conclusion of the negotiation period.

15.2 Arbitration. The Members agree to participate in good faith in the mediation and negotiations related thereto for a period of ten (10) business days. If the Members are not successful in resolving the dispute through the mediation, then the Members agree to submit the matter to binding arbitration in accordance with the AAA rules, by a sole arbitrator.

15.3 Procedure. Mediation or arbitration shall take place in the Detroit metropolitan area of Michigan unless otherwise agreed by the Members. The substantive and procedural law of the State of Delaware shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. § 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any court having jurisdiction thereof.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Notices. All notices and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile, in each case to the address or facsimile number and to the attention of the person (by name or title) set forth below (or to another address and to the attention of another person as a party may designate by written notice to the other parties):

If to Company:	Nishikawa Standard Company LLC
39550 Orchard Hill Place
Novi, Michigan 48375
Attn: President

with copy to:	Both Members at addresses below

If to Members:	Nishikawa of America Inc.
39550 Orchard Hill Place
Novi, Michigan 48375
Attn: President

NISCO Holding Company
c/o Cooper-Standard Automotive Inc.
39550 Orchard Hill Place
Novi, Michigan 48375
Attn: General Counsel

The date of giving of any notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, and (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of the telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

16.3 Entire Agreement. This Agreement and the exhibits and schedules attached to this Agreement together constitute the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter of this Agreement including, without limitation, the Original Agreements.

16.4 Amendment. This Agreement may be amended or modified only by an instrument in writing signed by duly authorized representatives of each of the Members.

16.5 Successors and Assigns. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

16.6 Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, that decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first above written.

COMPANY:

NISHIKAWA STANDARD COMPANY LLC
By:	/s/ James S. McElya
Name:	James S. McElya
Title:	Chair, Management Committee

PARENT COMPANIES:

NISHIKAWA RUBBER CO. LTD.
By:	/s/ Mashahiro Nishikawa
Name:	Mashahiro Nishikawa
Title:	President and Chief Executive Officer

COOPER-STANDARD AUTOMOTIVE INC.
By:	/s/ Edward A. Hasler
Name:	Edward A. Hasler
Title:	President and Chief Operating Officer

MEMBERS:

NISHIKAWA OF AMERICA INC.
By:	/s/ Akira Asano
Name:	Akira Asano
Title:	President

NISCO HOLDING COMPANY
By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Vice President

ANNEX A

DEFINITIONS

The following terms used in this Agreement shall have the meanings described below:

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time.

“Adjusted Basis” has the meaning given that term in section 1011 of the Code.

“Affiliate” or “affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Limited Liability Company Agreement, as it may be amended, restated, modified or supplemented from time to time, complete with all exhibits and schedules attached hereto.

“Amendment No. 1 to Partnership Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Amendment No. 2 to Partnership Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Amendment No. 3 to Partnership Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Authorized Capital” has the meaning set forth in Section 4.2 of this Agreement.

“Bankruptcy” means, with respect to a Member, the Company or a Parent Company, the happening of any of the following:

(a) the making of a general assignment for the benefit of creditors;

(b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due;

(c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company, a Member or a Parent Company to be bankrupt or insolvent;

(d) the filing of a petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any statute, law or regulation;

(e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against the Company, a Member or a Parent Company in any bankruptcy proceeding;

(f) the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s, a Member’s or a Parent Company’s properties;

(g) the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within ninety (90) days; or

(h) the appointment without consent of the Company, such Member or such Parent Company, or acquiescence of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s, a Member’s or a Parent Company’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within ninety (90) days after the expiration of any such stay.

“Business” has the meaning set forth in Section 1.1 above.

“Business Dispute” has the meaning set forth in Section 8.9 above.

“By-Laws” has the meaning set forth in the introductory paragraphs of this Agreement.

“Capital Account” means the accounting record of each Member’s capital interest in the Company. There shall be credited to each Member’s Capital Account (a) the amount of any contribution of cash by that Member, (b) the Gross Asset Value of property contributed by that Member, (c) that Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to that Member (not including allocations pursuant to Section 6.4 below) and (d) the amount of any Company liabilities that the Member assumes or takes subject to under section 752 of the Code. There shall be debited against each Member’s Capital Account (i) the amount of all distributions of cash to that Member unless a distribution to that Member is a loan or is deemed a payment under section 707(c) of the Code, (ii) the Gross Asset Value of property distributed to that Member by the Company (iii) that Member’s allocable share of Losses and any items in the nature of expenses or losses which are specially allocated to that Member (not including allocations pursuant to Section 6.4 below), and (iv) the amount of any liabilities of that Member that the Company assumes or takes subject to under section 752 of the Code. The transferee of all or a portion of an Interest shall succeed to that portion of the transferor Member’s Capital Account that is allocable to the portion of the Interest transferred. This definition of Capital Account and the other provisions herein relating to the maintenance of Capital Accounts are intended to comply with sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with those sections of the Regulations. In the event the Management Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with those Regulations, the Management Committee may make appropriate modifications. The Management Committee shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with sections 1.704-1(b) and 1.704-2 of the Regulations.

“Capital Contribution” means with respect to any Member the amount of money contributed by that Member to the Company and, if property other than money is contributed, the initial Gross Asset Value of the property, net of liabilities assumed or taken subject to by the Company.

“Certificate of Conversion” means the Certificate of Conversion from a Partnership to a Limited Liability Company Pursuant to Section 18-214 of the Act filed by the State of Delaware on March 31, 2008 converting the Company from a Delaware general partnership to a Delaware limited liability company.

“Certificate of Formation” means the Certificate of Formation filed by the State of Delaware on March 31, 2008 in connection with the conversion of the Company from a Delaware general partnership to a Delaware limited liability company.

“Chair” has the meaning set forth in Section 8.5 above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Indemnified Person” has the meaning set forth in Article IX.

“Confidential Information” has the meaning set forth in Section 11.2 above.

“CSA-NHC” has the meaning set forth in the first paragraph of this Agreement.

“CSA-NHC Intellectual Property” means Intellectual Property developed by any CSA-NHC Related Company, including all Improvements, modifications, adaptations, enhancements and derivative works thereto.

“Deadlock” has the meaning set forth in Section 7.8 above.

“Dispute Notice” has the meaning set forth in Section 8.9(a).

“Electing Member” has the meaning set forth in Section 4.4(b).

“Fair Market Value” has the meaning set forth in Section 12.4 above.

“Financial Statements” has the meaning set forth in Section 3.3 above.

“Fiscal Year” has the meaning set forth in Section 3.2 above.

“Formation Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“GAAP” has the meaning set forth in Section 3.2 above.

“Gross Asset Value” means with respect to any Company asset, the asset’s Adjusted Basis, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of that asset, as determined by the contributing Member and the non-contributing Members;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the date upon which any of the following occurs: (i) the acquisition of an additional interest in the Company after the date of this Agreement by any new or existing Member, in exchange for more than a de minimis capital commitment or the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Management Committee determines that adjustment is necessary or appropriate to reflect the relative economic interest of the Members of the Company and (ii) the liquidation of the Company within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of that asset on the date of distribution, as determined by the Member receiving that distribution and the other Member; and

(d) if an election under section 754 of the Code has been made, the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to section 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 10.3(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this Subsection (d) to the extent that the Management Committee determines that an adjustment pursuant to Subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted hereby, that Gross Asset Value shall thereafter be determined by taking into account all adjustments for Depreciation, if any, taken with respect to that asset for purposes of computing Profits and Losses.

“Improvement” means (i) any alteration, modification or enhancement to Intellectual Property which improves the effectiveness, efficiency, performance or other attribute of, or related to, such Intellectual Property, or any element thereof, and (ii) any new product or material which performs substantially the same function as such Intellectual Property, but does so through a different method or process, regardless of whether the new product or material is independently patentable or was created based on such Intellectual Property. “Indiana Corporation” has the meaning set forth in the introductory paragraphs of this Agreement.

“Intellectual Property” means (a) United States and foreign patent applications, and letters patent, including, but not limited to: (i) any and all inventions and Improvements described and claimed therein, and patentable inventions and all patents issuing therefrom or otherwise corresponding thereto; (ii) all “know-how” related thereto; and (iii) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof; (b) United States and foreign copyrights, whether or not registered, and all applications for registration of all copyrights; (c) proprietary and/or trade secret information, formulas, patterns, compilations, program devices, methods, technique, processes, samples, protocols and specifications.

“Interest” means the interest of a Member in the Company representing that Member’s Sharing Ratio and all other rights, powers and privileges of that Member in its capacity as a Member of the Company as specified under this Agreement or the Act.

“Jointly Developed Intellectual Property” means any and all Intellectual Property created, conceived of and/or developed jointly by one or more employee(s) or agent(s) of any CSA-NHC Related Company, and/or one or more employee(s) or agent(s) of any NOA Related Company, and/or one or more employee(s) or agent(s) of the Company (a) during the term of this Agreement, and (b) within the scope of this Agreement and/or in connection with its activities related to the Company; expressly excluding the NOA Intellectual Property and the CSA-NHC Intellectual Property.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses” in this Section.

“Management Committee” has the meaning set forth in Section 8.1(a) above.

“Manager” and “Managers” has the meaning set forth in Section 8.1(a) above.

“Member” and “Members” have the meaning set forth in the first paragraph of this Agreement.

“Member Loans” has the meaning set forth in Section 4.6 above.

“Negotiation Period” has the meaning set forth in Section 12.4 above.

“NOA” has the meaning set forth in the first paragraph of this Agreement.

“NOA Intellectual Property” means Intellectual Property developed by any NOA Related Company, including all Improvements, modifications, adaptations, enhancements and derivative works thereto.

“Notice of Authorized Capital” has the meaning set forth in Section 4.3 above.

“Notice of Extension of Credit” has the meaning set forth in Section 4.4(b) above.

“Notice of Intent to Convert” has the meaning set forth in Section 4.4(b) above.

“Offeree” has the meaning set forth in Section 12.2(a) above.

“Offeror” has the meaning set forth in Section 12.2(a) above.

“Option Notice” has the meaning set forth in Section 15.1(c) above.

“Original Agreements” has the meaning set forth in the introductory paragraphs of this Agreement.

“Original Partnership Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Parent Company” or “Parent Companies” means (1) with respect to NOA, Nishikawa Rubber Co. and (2) with respect to CSA-NHC, Cooper-Standard.

“Partnership” has the meaning set forth in the introductory paragraphs of this Agreement.

“Permitted Transferee” has the meaning set forth in Section 12.1(b) above.

“Person” means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity.

“Policy Committee” means the predecessor to the Management Committee.

“President” has the meaning set forth in Section 8.6 above.

“Prime Rate” means the rate as published in the “Money Rates” table of the Wall Street Journal on the first (1st) publication day of the calendar quarter in which the loan or other indebtedness was incurred and as adjusted as of the first (1st) publication day of each subsequent calendar quarter until paid.

“Products” has the meaning set forth in Section 1.1 above.

“Profit Account” means the accounting record of each Member’s share of Profit and Loss. The transferee of all or a portion of an Interest shall succeed to that portion of the transferor Member’s Profit Account as allocable to the portion of the Interest transferred.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company exempt from federal income tax not otherwise taken into account in computing Profits or Losses shall be added to that taxable income or loss;

(b) any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as expenditures under section 705(a)(2)(B) of the Code pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations, shall be subtracted from that taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted as required by subsections (b) or (c) of the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset (assuming the asset was disposed of just prior to the adjustment) for purposes of computing Profits or Losses in the Fiscal Year of adjustment;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the Adjusted Basis of that property may differ from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there shall be taken into account the Depreciation for the Fiscal Year or other period; and

(f) any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Profits or Losses.

“Qualified Appraiser” has the meaning set forth in Section 12.4(a) above.

“Refusing Member” has the meaning set forth in Section 4.4(a) above.

“Regulations” means the pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Related Company” or “Related Companies” collectively means with respect to a Member, the Member, its Parent Company and their respective subsidiaries and Affiliates and any new entity formed, acquired or controlled by any of the foregoing; provided, however, for purposes of this Agreement, the Company shall not be deemed to be a Related Company of either Member.

“Sharing Ratios” has the meaning set forth in Section 4.1 above.

“Subject Interest” has the meaning set forth in Section 12.2(a) above.

“Supplemental Formation Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Tax Matters Partner” has the meaning set forth in Section 3.6 above.

“Territory” shall mean the United States, Canada, and Mexico.

“Transfer” means to, directly or indirectly, sell, assign, transfer, give, donate, pledge, hypothecate, deposit, alienate, bequeath, devise or otherwise transfer, dispose of or encumber (in each case, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) to any Person other than the Company.

“Transferee” means a Person to whom a Transfer is made.

“Triggering Event” has the meaning set forth in Section 12.3 above.

“Unpaid Contribution” has the meaning set forth in Section 4.4(b) above.

Schedule 4.1

SHARING RATIOS

(As of January 1, 2008)

Member	Sharing Ratio
Nishikawa of America Inc.	50%
NISCO Holding Company	50%